Exhibit 99.01

PRESS RELEASE

For Immediate Release

Bank of the Carolinas Corporation Revises

Second Quarter and Six Months Operating Results

MOCKSVILLE, NORTH CAROLINA, August 19, 2009—Bank of the Carolinas Corporation today announced that, in connection with the preparation and review of its financial statements for the three and six months ended June 30, 2009, it recorded a larger second quarter 2009 dividend and accretion on preferred stock than it originally announced in its press release issued on August 6, 2009. As reflected in the Company's Quarterly Report on Form 10-Q filed on August 14, 2009, dividend and accretion on preferred stock was $99,000 for both the three- and six-months periods as compared to $55,000 as previously announced. These changes resulted in the Company's consolidated results of operations reflecting after tax losses available to common shareholders for the quarter and year-to-date period ended June 30, 2009, of $1,578,000 and $2,233,000, respectively, as compared with the previously announced net loss available to common shareholders of $1,534,000 for the quarter and $2,189,000 for the year-to-date. Basic and diluted loss per common share for the three- and six-months periods were $0.41 and $0.57, respectively, as compared with the previously announced amounts of $0.38 and $0.55, respectively. Also, as a result of these changes ROA and ROE changed from (.73)% and (9.14)% to (.74)% and (9.33)%, respectively. This revision relates only to the Company's operating results for the three and six months ended June 30, 2009, and does not affect any financial statements previously filed by the Company with the SEC for any period.

For further information contact:

Michelle L. Clodfelter

Principal Financial Officer

Bank of the Carolinas

(336) 998-1799

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